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E-Filed

Colorado Secretary of State
Date and Time: 12/12/2016 01:22 PM
ID Number: 20161839582

Document number: 20161839582
Amount Paid: $50.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Incorporation for a Profit Corporation

filed pursuant to § 7-102-101 and § 7-102-102 of the Colorado Revised Statutes (C.R.S.)

1. The domestic entity name for the corporation is

Southwestern Water Exploration Co.

(Caution: The use of certain terms or abbreviations are restricted by law. Read instructions for more information.)

2. The principal office address of the corporation's initial principal office is

Street address
9605 W 49th Ave.
(Street number and name)
Suite - 200
Wheat Ridge *(City)* CO *(State)* 80033 *(ZIP/Postal Code)*
(Province – if applicable) United States *(Country)*

Mailing address
(leave blank if same as street address)
(Street number and name or Post Office Box information)
(City) *(State)* *(ZIP/Postal Code)*
(Province – if applicable) *(Country)*

3. The registered agent name and registered agent address of the corporation's initial registered agent are

Name
(if an individual)
Cutler *(Last)* David *(First)* *(Middle)* *(Suffix)*

or

(if an entity)
(Caution: Do not provide both an individual and an entity name.)

Street address
9605 W. 49th Ave
(Street number and name)
Suite - 200
Wheat Ridge *(City)* CO *(State)* 80033 *(ZIP/Postal Code)*

Mailing address
(leave blank if same as street address)
(Street number and name or Post Office Box information)
(City) CO *(State)* *(ZIP/Postal Code)*

(The following statement is adopted by marking the box.)

☑ The person appointed as registered agent above has consented to being so appointed.

4. The true name and mailing address of the incorporator are

Name (if an individual)	Cutler	David		
	(Last)	*(First)*	*(Middle)*	*(Suffix)*
or				
(if an entity)				

(Caution: Do not provide both an individual and an entity name.)

Mailing address	9605 W 49th Ave.		
	(Street number and name or Post Office Box information)		
	Suite - 200		
	Wheat Ridge	CO	80033
	(City)	*(State)*	*(ZIP/Postal Code)*
		United States	
	(Province – if applicable)	*(Country)*	

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ The corporation has one or more additional incorporators and the name and mailing address of each additional incorporator are stated in an attachment.

5. The classes of shares and number of shares of each class that the corporation is authorized to issue are as follows.

○ The corporation is authorized to issue _________ common shares that shall have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.

◉ Information regarding shares as required by section 7-106-101, C.R.S., is included in an attachment.

6. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*

☑ This document contains additional information as provided by law.

7. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ____________________.

(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is named in the document as one who has caused it to be delivered.

8. The true name and mailing address of the individual causing the document to be delivered for filing are

Williams	Shelly		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

10650 W 63rd Ave.
(Street number and name or Post Office Box information)

Arvada	CO	80004
(City)	*(State)*	*(ZIP/Postal Code)*
(Province – if applicable)	United States *(Country)*	

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:
This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

5. SHARE INFORMATION

a) "Any action required or permitted by Colorado Revised Statutes to be taken at a shareholder meeting may be taken without a meeting, if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing. Effectiveness of such action shall be as provided in Colorado Revised Statutes except when the requirements of Section 14 of the Securities Exchange Act of 1934 specify otherwise. Record date for determining shareholders entitled to take action, or entitled to be given notice under CRS 7-107-104 (as it may be amended) is the date the corporation first receives a writing upon which the action is taken pursuant to written consent of a majority of shareholders."

b) Number. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000), consisting of 150,000,000 Common Shares of all one series and class, and 50,000,000 Preferred Shares, of such series and classes as the Board of Directors may determine from time to time. All capital stock of the Corporation shall have a par value of $0.001 per share.

Dividends. Dividends in cash, property or shares of the Corporation may be paid upon the capital stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

Assessment. The capital stock of the Corporation shall not be subject to assessment, but shall be issued as fully paid and nonassessable.

c) Preemptive Rights

The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unissued shares or treasury shares of the capital stock of this Corporation, or securities convertible into shares of capital stock or carrying capital purchase warrants or privileges.

6. ADDITIONAL PROVISIONS

a) Provisions for Regulation of Internal Corporate Affairs

The following provisions are inserted for the management of the business and for the regulation of the internal affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

Bylaws. The board of Directors shall have the power to adopt, alter, amend, or repeal, from time to time, such Bylaws as it deems proper for the management of the affairs of the Corporation, according to these Articles and the laws in such cases made and

provided.

Executive Committee. The bylaws may provide for designation by the Board of Directors of an Executive committee and one or more other committees, the personnel and authority of which and the other provisions relating to which shall be as may be set forth in the Bylaws.

Place of Meetings. Both Stockholders' and Directors' meetings may be held either within or without the State of Colorado, as may be provided in the Bylaws.

Compensation to Directors. The Board of Directors is authorized to make provisions for reasonable compensation to its members for their services as Directors. Any Director of the Corporation may also serve the corporation in any other capacity and receive compensation therefor in any form.

Conflicts of Interest. No contract or other transaction of the corporation with any other person, firm, or corporation, or in which this Corporation is interested shall be affected or invalidated solely by: (a) the fact that any one or more of the Directors or Officers of this Corporation is interested in or is a director or officer of any Corporation; or (b) the fact that any Director or Officer, individually or jointly with others may be a party to or may be interested in any such contract or transaction.

Registered Owner of Stock. The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, on the part of any other person, including, but not limited to, a purchaser, or assignee, or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee, or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee, or other person. The purchaser, assignee, or transferee of any of the shares of the corporation shall not be entitled to: (a) receive notice of the meetings of the Shareholders; (b) vote as such meetings; (c) examine a list of the shareholders; (d) be paid dividends or other sums payable to shareholders, or (e) own, enjoy, or exercise any other property or rights deriving from such shares against the corporation, until such purchaser, assignee, or transferee has become the registered holder of such shares.

Conduct of Business. The corporation may conduct part or all of its business, not only in the State of Colorado, but also in every other state of the United States and the District of Columbia, and in any territory, district and possession of the United States, and n any foreign country, and the Corporation may qualify to do business in any of such locations and appoint an agent for service of process therein. The Corporation may hold,

purchase, mortgage, lease, and convey real and personal property in any of such locations. Part or all of the business of the corporation may be carried on beyond the limits of the State of Colorado, and the Corporation may have one or more offices out of the State of Colorado.

Amendment of Articles of Incorporation. The Corporation reserves the right, from time to time, to amend, alter or repeal, or add any provisions to its Articles of Incorporation by a vote of a majority of its shareholders and in the manner prescribed by the laws of the State of Colorado.

Restrictions on Stock. The Directors shall have the right, from time to time, to impose restrictions or to enter into agreements on behalf of the Corporation imposing restrictions on the transfer of all or a portion of the Corporation's shares, provided that no restrictions shall be imposed on the transfer of shares outstanding at the time the restrictions are adopted unless the holder of such shares consents to the restrictions.

Indemnification of Officers and Directors. The Corporation hereby adopts, incorporates, and extends indemnification from liability for its officers and directors to the fullest extent as now permitted or any hereafter be permitted under the provisions of the Colorado Revised Statutes.

b) Board of Directors

Except as to the number constituting the initial Board of Directors, the number of Directors may be increased or decreased, from time to time, according to the applicable provisions in the Bylaws. However, there shall be a minimum of at least three (3) members on the Board of Directors. Any vacancies on the Board of Directors may be filled by majority vote of the then Directors, even though such then Directors are less than a quorum in number.

c) Cumulative Voting

Cumulative voting of shares of stock of the Corporation shall not be allowed or authorized in the election of the Board of Directors of the Corporation.